Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Ultra Petroleum Corp. Announces Date of Annual Meeting of Shareholders

Englewood, Colorado – Jan. 8, 2019 – Ultra Petroleum Corp. (“Ultra Petroleum” or the “Company”) (NASDAQ: UPL) announces that the Company will hold its annual meeting of shareholders on May 22, 2019 at 11:00 a.m. Mountain Time. The meeting will take place at 116 East Inverness Drive, Englewood, Colorado 80112. Shareholders as of the record date, close of business on March 25, 2019, will be entitled to vote at the meeting.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent energy company engaged in domestic natural gas and oil exploration, development and production. The Company is listed on NASDAQ and trades under the ticker symbol “UPL”. Additional information on the Company is available at www.ultrapetroleum.com.

For further information contact:

Investor Relations

303-708-9740, ext. 9898

Email: IR@ultrapetroleum.com